Exhibit 99.1

Contango Reports Quarter-End and Year-End Results

HOUSTON--(BUSINESS WIRE)--September 3, 2013--Contango Oil & Gas Company (NYSE MKT: MCF) reported today that for the three months ended June 30, 2013, the Company had net income attributable to common stock of approximately $11.4 million, or $0.75 per basic and diluted share, compared to net income attributable to common stock for the three months ended June 30, 2012 of approximately $9.3 million, or $0.61 per basic and diluted share. For the three months ended June 30, 2013, natural gas and oil sales from continuing operations were approximately $30.7 million, down from $39.8 million for the three months ended June 30, 2012.

Revenues for the quarter decreased by approximately $9.1 million when compared to the same period last year due to decreased production at our Vermilion 170 and Ship Shoal 263 wells. Our Vermilion 170 well was shut-in for approximately 60 days during the quarter for workover operations, which reduced our revenues for the quarter by approximately $6.2 million. This well resumed production in June and as of June 30, 2013 was producing at a rate of approximately 9.5 million cubic feet equivalent per day (“Mmcfed”), net to Contango. Our Ship Shoal 263 well began to water-out in August 2012, which reduced our revenues for the quarter by approximately $3.8 million when compared to the same period last year.

While net income for the three months ended June 30, 2013 increased when compared to the three months ended June 30, 2012, we still had some non-recurring expense items included in the period, such as higher workover costs and general and administrative expenses as follows:

  We incurred approximately $7.7 million in workover costs for the quarter associated with our Vermilion 170 well.
  We incurred approximately $2.3 million in expenditures associated with the merger with Crimson Exploration, Inc. (“Crimson”)

For the fiscal year ended June 30, 2013, natural gas and oil sales from continuing operations were approximately $127.2 million, compared to $179.3 million for the same period last year. This decrease of $52.1 million was mainly attributable to decreased production at our Vermilion 170 and Ship Shoal 263 wells, as well as a decrease in the price received for oil and condensate and natural gas liquids (“NGLs”) for the period, slightly offset by an increase in the price received for natural gas.

Our Vermilion 170 well was shut-in for approximately four months during the fiscal year for workover operations, which reduced our revenues by approximately $13.5 million when compared to the same period last year.

Our Ship Shoal 263 well began to water-out in August 2012, which reduced our revenues for the year by approximately $18.4 million, when compared to the same period last year. We believe this well may be fully depleted in the next twelve months. The well reached payout during fiscal year 2012.

For the fiscal year ended June 30, 2013, the Company reported a net loss attributable to common stock of approximately $9.7 million, or $0.64 per basic and diluted share. This compares to net income attributable to common stock for the year ended June 30, 2012 of approximately $58.4 million, or $3.79 per basic and diluted share, which included a loss from discontinued operations of approximately $0.8 million or $0.05 per basic and diluted share, related to the sale of our Conterra Company and Rexer assets. This decrease of $68.1 million is mainly attributable to higher workover costs, exploration expenses, impairment expenses and general and administrative expenses.

  Operating expenses increased by approximately $6.7 million, due to $12.0 million in workover costs for Vermilion 170, offset by lower lease operating costs.
  Exploration expenses increased by approximately $51.4 million, mainly as a result of two dry holes the Company drilled at Eagle and Fang, at a cost of $50.0 million.
  Impairment expenses increased by approximately $14.8 million. Of this amount approximately $12.0 million was a result of writing down our reserves at Ship Shoal 263, and $2.8 million was related to costs at the Eugene Island 24 platform and other properties.
  General and administrative expenses increased by approximately $3.9 million, mainly as a result of $3.0 million in expenditures associated with the merger with Crimson.

Reserves Discussion

For the fiscal year ended June 30, 2013, our total proved reserves decreased by approximately 68.7 Bcfe. This decrease is attributable to production of 24.4 Bcfe during the period and a decrease of approximately 44.8 Bcfe in the estimated reserves at our Dutch and Mary Rose (20.9 Bcfe), Vermilion 170 (14.7 Bcfe) and Ship Shoal 263 (9.2 Bcfe) fields due to new information obtained by our reservoir engineer, offset by an increase of 0.5 Bcfe due to our onshore discovery at Crosby 12H-1 in the Tuscaloosa Marine Shale.

In addition to the above, the Company owns 30.2 Bcfe associated with its 37% ownership interest in Exaro Energy III, LLC (“Exaro”). With the inclusion of these Exaro reserves, the Company had a total of 218.0 Bcfe at June 30, 2013, which is a 40.3 Bcfe decrease from prior year.

Exploration Program Update

On July 30, 2013, we spud our South Timbalier 17 prospect in state of Louisiana waters with the Hercules 202 rig, and on August 22, 2013 we announced a successful well. The well was drilled to a total measured depth of approximately 11,400 feet and the wireline logs of the well indicate the presence of hydrocarbons. Estimated reserves and production rates will be dependent upon the liquids content of the formation, which will be better defined once we complete and test the well. We are proceeding with development, including securing production facilities. Estimated costs net to Contango to drill, complete and bring this well to full production status are $12.5 million. Contango has a 75% working interest (53.25% net revenue interest) before payout of all costs, and a 59.3% working interest (42.1% net revenue interest) after payout.

Since June 2012, the Company has invested approximately $12.7 million and has been awarded nine lease blocks at two Central Gulf of Mexico Lease Sales. We have begun the permitting process and are hopeful to drill most of these wells in 2013, 2014 and 2015. The Company will have a 100% working interest in these prospects, subject to back-ins if successful. We have received an exploration permit and have submitted a drilling permit for the first of these blocks, Ship Shoal 255, and have budgeted to spud this well in late-2013 at an estimated cost of $22.5 million, net to Contango.

Investments Update

As of June 30, 2013, the Company had invested approximately $14.9 million in Alta Resources Investments, LLC (“Alta”) to lease over 67,000 acres in the core of the Kaybob Duvernay, a liquids rich shale play in Alberta, Canada. In July 2013, we invested an additional approximately $0.3 million in Alta. In August 2013, Alta signed a contract to sell its interest in the Kaybob Duvernay. Proceeds from the sale are expected to be approximately $30 million, net to Contango. The sale, subject to customary closing conditions, is expected to close in September 2013.

As of June 30, 2013, the Company had invested approximately $46.9 million for a 37% ownership interest in Exaro Energy III LLC (“Exaro”) to develop proved natural gas reserves in the Jonah Field in Wyoming. As of June 30, 2013, the Exaro venture had 55 new wells on production, producing at a rate of approximately 10.7 Mmcfed, net to Contango, plus an additional five wells that were either in the completion or fracture stimulation phase. Exaro continues to have three drilling rigs running on this project. For the fiscal year ended June 30, 2013, the Company recognized a gain of approximately $1.2 million, net of tax benefits, as a result of its investment in Exaro.

Capital Resources and Liquidity

As of August 30, 2013, the Company had no debt, approximately $115.0 million in cash and cash equivalents, and $40.0 million of unused capacity available under its credit facility. The Company expects to use a significant portion of this cash to pay down debt once the merger with Crimson is complete.

Merger with Crimson Exploration, Inc.

On April 29, 2013, the Company and Crimson entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Crimson will become a wholly owned subsidiary of the Company. Each share of Crimson common stock will be converted into 0.08288 shares of Company common stock.

The closing of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the adoption of the Merger Agreement by Crimson's stockholders; (ii) the approval by the Company's stockholders of the issuance of Company common stock in the Merger to Crimson's stockholders; (iii) the approval for listing on the New York Stock Exchange of the Company common stock to be issued in the Merger; (iv) subject to specified materiality standards, the accuracy of the representations and warranties of, and the performance of all covenants by, the parties; (v) the absence of a material adverse effect with respect to each of Crimson and the Company; and (vi) the delivery of tax opinions that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

The Company has agreed that, upon the closing, it will cause the Board of Directors to consist of eight directors, three of whom will be appointed by the board of directors of Crimson and five of whom will be appointed by Contango's Board of Directors. Additionally, Joseph J. Romano (the current Chairman, President and Chief Executive Officer of the Company) will serve as Chairman of the Board, Allan D. Keel (the current President and Chief Executive Officer of Crimson) will serve as President and Chief Executive Officer of the Company, and E. Joseph Grady (the current Senior Vice President and Chief Financial Officer of Crimson) will serve as Senior Vice President and Chief Financial Officer of the Company. Messrs. Keel and Grady entered into employment agreements with the Company that become effective upon the consummation of the Merger.

The combined company will have its headquarters and principal corporate office in Houston, Texas. The foregoing descriptions of the Merger Agreement and related agreements are qualified in their entirety by reference to the full text of such agreements, which are attached as exhibits to the Company's report on Form 8-K, dated as of April 30, 2013, as filed with the SEC.

Below are the Company's results of operations for the fiscal years ended June 30, 2013 and 2012:

CONTANGO OIL & GAS COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	Year Ended June 30,
	2013	2012
REVENUES:
Natural gas and oil sales	$127,201	$179,272
Total revenues	127,201	179,272

EXPENSES:
Operating expenses	31,907	25,183
Exploration expenses	51,748	346
Depreciation, depletion and amortization	41,060	49,052
Impairment of natural gas and oil properties	14,845	-
General and administrative expense	14,364	10,418
Total expenses	153,924	84,999

Gain (loss) from investment in affiliates (net of income taxes)	1,241	(449)
Other income (expense)	9,665	(312)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(15,817)	93,512
Benefit (provision) for income taxes	6,097	(34,299)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(9,720)	59,213

DISCONTINUED OPERATIONS
Discontinued operations, net of income taxes	-	(824)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(9,720)	$58,389

NET INCOME (LOSS) PER SHARE:
Basic
Continuing operations	$(0.64)	$3.84
Discontinued operations	-	(0.05)
Total	$(0.64)	$3.79
Diluted
Continuing operations	$(0.64)	$3.84
Discontinued operations	-	(0.05)
Total	$(0.64)	$3.79

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,221	15,423
Diluted	15,221	15,425

The table below sets forth revenue, expense, and production data for the fiscal years ended June 30, 2013 and 2012.

	Year Ended June 30,
	2013	2012	%
Revenues:	(thousands)
Natural gas sales	$66,441	$73,068	-9%
Condensate sales	39,009	69,547	-44%
NGL sales	21,751	36,657	-41%
Total revenues	$127,201	$179,272	-29%

Annual Production:
Natural gas (million cubic feet)	18,658	23,617	-21%
Oil and condensate (thousand barrels)	362	615	-41%
Natural gas liquids (thousand gallons)	25,229	27,801	-9%
Total (million cubic feet equivalent)	24,434	31,279	-22%

Daily Production:
Natural gas (million cubic feet per day)	51.1	64.5	-21%
Oil and condensate (thousand barrels per day)	1.0	1.7	-41%
Natural gas liquids (thousand gallons per day)	69.1	76.0	-9%
Total (million cubic feet equivalent per day)	66.9	85.5	-22%

Average Sales Price:
Natural gas (per thousand cubic feet)	$3.56	$3.10	15%
Oil and condensate (per barrel)	$107.75	$112.75	-4%
Natural gas liquids (per gallon)	$0.86	$1.32	-35%
Average (per thousand cubic feet equivalent)	$5.21	$5.73	-9%

Selected data per Mcfe:
Operating expenses	$1.30	$0.81	60%
General and administrative expenses	$0.59	$0.33	79%
Depreciation, depletion and amortization of natural gas and oil properties	$1.65	$1.54	7%

Forward-Looking Statements

This press release contains forward-looking statements concerning the proposed transaction between Contango and Crimson, the expected timetable for completing the proposed transaction, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance. Forward-looking statements are all statements other than statements of historical facts, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negatives of such terms, or other comparable terminology. In addition, forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, dated as of April 29, 2013 between Contango and Crimson (the “Merger Agreement”); (2) the outcome of any legal proceedings that may be instituted against Contango or Crimson and others following announcement of the Merger Agreement; (3) the inability to complete the merger transaction between Contango and Crimson (the “Merger”) due to the failure to satisfy the conditions to the Merger, including obtaining the affirmative vote of at least a majority of the votes cast by the holders of Contango’s outstanding shares of common stock entitled to vote on the approval of issuance of shares of Contango common stock and at least a majority of the votes cast by the holders of Crimson’s outstanding shares of common stock entitled to vote on the adoption of the merger agreement; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee and customer retention as a result of the Merger; (5) the ability to recognize the benefits of the Merger; (6) legislative, regulatory and economic developments; and (7) other factors described in Contango’s and Crimson’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this filing are beyond the ability of Contango or Crimson to control or predict. Neither Contango nor Crimson can give any assurance that the conditions to the Merger will be satisfied. Except as required by law, neither Contango nor Crimson undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Each of Contango and Crimson disclaims any responsibility for updating the information contained in this filing beyond the published date, or for changes made to this document by wire services or Internet service providers.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed Merger will be submitted to the stockholders of both companies for their consideration. Contango filed with the SEC a registration statement on Form S-4 that constitutes a preliminary prospectus of Contango that also includes a joint proxy statement for each of Contango and Crimson. The registration statement was declared effective by the SEC on August 22, 2013. INVESTORS AND SECURITY HOLDERS OF CONTANGO, CRIMSON AND OTHER INVESTORS ARE ADVISED TO READ THE PROSPECTUS AND PROXY STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive joint proxy statements and prospectus was mailed to stockholders of Contango on or about August 26, 2013. Investors and security holders may obtain a free copy of the definitive joint proxy statement and prospectus and other documents filed by Contango and Crimson with the SEC, at the SEC’s web site at http://www.sec.gov. You may also obtain these documents by contacting Contango’s Investor Relations department at 713.960.1901, or at www.contango.com/merger.

Participants in Solicitation

Contango and its directors and executive officers and other members of management may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Contango’s directors and executive officers is available in Contango’s proxy statement dated October 12, 2012, for its 2012 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive joint proxy statement/prospectus described above. Investors should read the definitive proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Contango using the sources indicated above.

CONTACT:
Contango Oil & Gas Company
Sergio Castro, (713) 960-1901
www.contango.com